Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Immunocore Holdings Limited:

We consent to the use of our report dated January 15, 2021, with respect to the statement of financial position of Immunocore Holdings Limited as of January 7, 2021, and the related note, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

London, United Kingdom
15 January 2021